                                                                    Exhibit 99.1


CONTACT:  GalaGen Inc.                            Padilla Speer Beardsley
          Gregg A. Waldon                         Marian Briggs/Diane Rose
          Chief Financial Officer                 (612) 871-8877
          Robert A. Hoerr                         e-mail: mbriggs@psbpr.com
          President and Chief Executive Officer   e-mail: drose@psbpr.com
          (612) 481-2105
          www.galagen.com

FOR IMMEDIATE RELEASE

                  GALAGEN INC. ANNOUNCES FIRST QUARTER RESULTS

    NUTRITIONAL PRODUCTS COMPANY LAUNCHES BASICS PLUS-TM- DIETARY SUPPLEMENT
                           IN TWIN CITIES SUPERMARKETS

ARDEN HILLS, MINN., MAY 13, 1998 -- GalaGen Inc. (Nasdaq: GGEN), a development stage nutritional products company, today announced financial results for the first quarter ended March 31, 1998.

As anticipated, the Company reported a net loss for the first quarter of 1998. The loss narrowed to $1,217,095, or $0.16 per share, compared to a net loss of $1,576,928, or $0.22 per share, in the first quarter of 1997. GalaGen has begun to sell its Proventra-TM- Brand Natural Immune Components for use in Basics Plus-TM-, the first refrigerated, dairy-based dietary supplement to enter the grocery store market. The Company ended the quarter with $6,672,576 in cash, cash equivalents and available-for-sale securities.

GalaGen's president and CEO, Robert A. Hoerr, M.D., Ph.D., said: "We continue to make great progress in our nutritional product development, as the recent collaboration with Land O'Lakes to develop yogurt products containing GalaGen's immune-enhancing Proventra-TM- demonstrates. We are focusing our efforts and resources on launching two additional nutritional products, including a yogurt product with Land O'Lakes, in late 1998 or early 1999." For fiscal year 1997, the dairy foods unit of Land O'Lakes posted $2.2 billion in sales and record profits.

THE YOGURT PRODUCT

Last week, GalaGen announced that it is entering into a consumer product development agreement with Land O'Lakes, Inc., the large food and agricultural cooperative from which GalaGen was spun-out in 1992. Under terms of the agreement, the two companies will collaborate to develop yogurt products containing GalaGen's Proventra-TM- and potentially other functional components.

"Land O'Lakes' recent acquisition of a private label yogurt production company provides capacity and expertise needed to succeed in the $3.7 billion U.S. yogurt market," said Hoerr. This collaboration initially will develop a yogurt product with unique benefits for women, who make the majority of yogurt purchases. The Company plans to be in regional test markets with this yogurt in late 1998 or early 1999, with Land O'Lakes handling the product development, manufacturing, sales, distribution and marketing.

                                     -more-
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                                                                    GALAGEN INC.
                                                                        PAGE TWO
BASICS PLUS EXPANSION INTO THE TWIN CITIES

The first nutritional product to be launched from the Chicago-based Lifeway Foods, Inc. (Nasdaq: LWAY) and GalaGen collaboration is Basics Plus-TM-, which is a dairy beverage being manufactured and test marketed in selected cities by Lifeway. Basics Plus containing GalaGen's Proventra-TM- was recently introduced in the Minneapolis and St. Paul area in selected Byerly's and other supermarkets. The product, featured in the February 1998 issue of DAIRY FOODS, targets the rapidly growing healthy beverage market, estimated to exceed $20 billion annually.

The Company also announced that it would limit further spending on development of pharmaceutical products this year, believing that applying its technology and resources toward nutritional product development will provide superior shareholder value. The Phase II dose ranging study for Diffistat-G, a pharmaceutical treatment for antibiotic-associated diarrhea, has now provided sufficient data for the design of future studies necessary for approval by the U.S. Food and Drug Administration. As previously announced, subsequent studies will only be implemented in collaboration with a corporate partner. The Company remains positive about the long-term value of its pharmaceutical program and products, but believes that pharmaceutical development can be best supported from corporate alliances. The Company will continue to seek partners for all of its pharmaceutical development products.

GalaGen Inc. is utilizing its expertise in its antibody platform technology to develop a portfolio of proprietary nutritional products, including dietary supplements and medical foods, which incorporate its Proventra-TM- Brand Natural Immune Components. These products will target the needs of both consumers and healthcare professionals. The Company currently has its first dietary supplement product, Basics Plus, in test markets in conjunction with its marketing and manufacturing partner, Lifeway Foods, and has several other projects under way in various stages of development.


EXCEPT FOR HISTORICAL INFORMATION, MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, RISKS ASSOCIATED WITH ENTERING NEW MARKETS, CONSUMER ACCEPTANCE, REGULATION OF DIETARY SUPPLEMENTS, COMPETITIVE PRESSURES AND OTHER IMPORTANT FACTORS DETAILED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1997 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.





                              (see attached tables)

                                  GALAGEN INC.
                          (A Development Stage Company)
                              FINANCIAL HIGHLIGHTS

                        CONDENSED STATEMENT OF OPERATIONS
                                   (unaudited)


                                                         Three Months Ended
                                                              March 31,
                                                        1998           1997
                                                    -----------    -----------

Revenues                                            $     3,050    $        --
Cost of goods sold                                        1,525             --
Research and development expense                        608,368      1,119,214
General and administrative expense                      514,911        573,996
                                                    -----------    -----------
Loss from operations                                 (1,121,754)    (1,693,210)

Interest income                                         124,549        116,282
Interest expense                                       (219,890)          --
                                                    -----------    -----------
Net loss                                            $(1,217,095)   $(1,576,928)

Net loss per share, basic and diluted               $     (0.16)   $     (0.22)

Shares used in computing net loss per share,
  basic and diluted                                   7,560,438      7,163,769


                               BALANCE SHEET DATA
                                 MARCH 31, 1998
                                   (Unaudited)


ASSETS:
Cash and cash equivalents and available-for-sale
  securities                                        $ 6,672,576
Other current assets                                     45,519
                                                    -----------
Total current assets                                  6,718,095

Property and equipment, net                           1,423,266
Other assets                                            153,427

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities                                 $   666,301
Convertible promissory notes, net of discount           722,908
Note payable, long-term portion                         858,218
Other long-term obligations                              45,000
Stockholders' equity                                  6,002,361


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